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Explanatory Note: The following is the transcript for a conference call held by Commonwealth Telephone Enterprises, Inc. on May 1, 2003.

Additional Information and Where to Find It
In connection with the annual shareholders’ meeting, a proxy statement will be mailed to security holders of CTE, and CTE will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by CTE with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and the other documents filed by CTE with the Commission by writing to us at: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612-9774, Attn: David G. Weselcouch, e-mail: dwes@epix.net; (570) 631-2700. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available before making any voting decision with respect to the annual meeting.

CTE and its directors, executive officers and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership of CTE, is set forth in CTE’s public filing on Schedule 14A with the Commission on May 1, 2003. This document will be available for free at the Commission’s web site at www.sec.gov. Information about the directors and executive officers of CTE and a description of their interests will also be set forth in the proxy statement for the annual shareholders’ meeting when it becomes available.

Commonwealth Telephone Enterprises, Inc. Conference Call, May 1, 2003

     MR. DAVID G. WESELCOUCH: Thank you Amy. Good morning I am David Weselcouch, Senior Vice President of Investor Relations for Commonwealth Telephone Enterprises, and I would like to welcome you to our 2003 first quarter results conference call

     With me this morning are Mike Mahoney, our President and CEO, Jim DePolo our Executive Vice-President and Chief Operating Officer and Don Cawley our Senior Vice-President and Chief Accounting Officer. The format for today’s call will be as follows. First Mike will touch on recent trends and initiatives in our business and he will also take a moment to comment on the agreement that CTE and Level 3 announced last Friday to recapitalize the company. Then Don Cawley our Chief Accounting Officer will review the operational and financial highlights of our first quarter. After that Mike will cover our updated 2003 guidance and finally we'll open the call up to your questions. The call is scheduled to conclude around 9:30.

     Before I turn the call over to Mike I have a few items I would like to cover. First, in connection with our annual shareholders meeting, a proxy statement will be mailed to security holders of CTE and CTE will file a proxy statement with the Securities & Exchange Commission. Investor and security holders are advised to read the proxy statement when it becomes available because it contains important information. The proxy statement and other relevant materials when they become available and any other documents filed by CTE with the commission may be obtained free of charge at the commission 's Web site at www.fcc.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed by CTE with the Commission by writing to us at the following address: Investor Relations Department, Commonwealth Telephon e Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania, 18612-9774, to my attention, David G. Weselcouch; or you may request copies via e-mail at dwes@epix.net or via telephone at 570-631-2807. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available before making any voting decision with respect to the annual meeting. CTE and its directors, executive officers, and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership in CTE as set forth in CTE's public filing on schedule 14A with the Commission today, May 1, 2003. This document is available for free at the commission's web site, www sec.gov. Information about the directors and executives officers of CTE and a description of th eir interests will be set forth in the proxy statement for the annual shareholders meeting when it becomes available.

     Now let me briefly state our safe harbor disclaimer. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information that will be discussed on this conference call is forward looking. Such forward-looking information involves important risks and uncertainties that could significantly affect results expressed in any forward-looking statements made in this conference call. For a discussion of these risks and uncertainties, I refer you to this morning 's earnings release and our previous Securities and Exchange Commission filings.

     Finally, I would like to mention that some non -GAAP measures will be discussed on this morning's call while talking about the company's performance. You can find a reconciliation of the non -GAAP measures to GAAP measures in our earnings release, which is posted on our Web site at www.ct-enterprises.com. At this time I would like to turn the call over to our President and CEO Mike Mahoney.

     MICHAEL MAHONEY: Good morning. I would like to welcome those of you participating on this morning’s call via teleconference as well as those of you joining us via our live Internet broadcast on www.ct-enterprises.com. Our earnings release was distributed on the national wire, First Call and via our e-mail distribution list earlier this morning.

Hopefully you have had a chance to review it. I would like to begin by reporting to you that we had a very solid start to 2003. We achieved strong growth in consolidated access lines, revenues and EBITDA and our consolidated EBITDA margin reached a record level of 52.1%. On the bottom line, our recurring EPS of 63 cents reflected a 24% growth rate versus last year. It has been just over two years now since we renewed and strengthened our focus on growing EBITDA, expanding our margins and strengthening our balance sheet. And this single-minded focus has continued to yield consi stent and solid operating and financial results and has positioned us with one of the strongest balance sheets in the industry.

     Let me make a few comments about our balance sheet, and in particular our cash position. We ended the first quarter with cash of 53.1 million, up from a level of 34.9 million at year end 2002. During the first quarter we applied $2.3 million to the reduction of debt, bringing our total debt level to 149.1 million at the end of the quarter. Our outstanding debt consists of variable rate and fixed rate borrowings with the fixed rate component having resulted from executing a series of swap agreements of varying maturities. As such the timing of the debt reduction activity in the first quarter of 2003 and throughout the year is correlated to the maturity schedule of our swap agreements. I mention this because this is the explanation for the cash build up that we experienced in the first quarter. There has been no change in our plan to continue to apply our cash flow to the reduction of our debt throughout 2003. With respect to future use of cash, reducing our debt is one such use. As I have stated in the past, other future uses may include M and A activities, dividends or common share repurchases. I typically don't prioritize these options, but I will say that an appropriate value enhancing M and A opportunities continues to be of interest to us. Primarily because we believe we can deliver value to our shareholders by acquiring under performing assets at a fair price and then bringing our record of execution to bear on those assets.

     I stated at the end of 2002 that we would spend approximately 12 to 18 months assessing the market for M and A opportunities and we continue to do just that. Returning cash to our shareholders through dividends and/or common share repurchases continue to be options for us to consider in the future. Clearly proposed tax law changes involving the taxability of dividends, our capital structure objectives, our stock price, and the likelihood of near term M and A opportunities will all influence our decision regarding the future use of our cash. Switching gears now, let me update you on the initiative to extend our reach of CTSI, our competitive edge-out operation into the Lehigh Valley area of Pennsylvania. We are very excited about our prospects in this market, particularly in

Allentown and Bethlehem and we are making steady progress towards getting up and running in these cities. We are again deploying a very targeted approach in this market going after the dense business community and looking to export CTSI’s successful record into this geography.

     We recently completed our planned co-locations in Verizon central offices and we are now working to efficiently and cost effectively put our transport network in place. Concurrently we are in the process of completing the sales team in this market. And as I stated on our last call, we envision investing roughly $5 million of capital in this market with most of that figure being spent in 2003. Other than the modest drag created by the start up capital and SG&A activities in Lehigh Valley, we envision that the incremental revenue and EBITDA results in this region will have only a negligible impact on CTSI's 2003 full year results.

     Now a few moments on our recapitalization agreement. As you know, last Friday we announced that CTE and level three had entered into a recapitalization agreement providing for the reclassification and conversion of each share of CTE class B common stock into 1.09 shares of CTE common stock. The proposed transaction requires the following affirmative shareholder votes: One, a majority of the votes cast by the holders of CTE common stock voting separately as a class. Two, a majority of the votes entitled to be cast by the holders of CTE class B common stock voting separately as a class; and three, a majority of the votes entitled to be cashed by the holder of CTE common stock and CTE class B common stock voting together without regard to class.

     Management believes this is a good transaction for the company. For one, the transaction will eliminate our common stock dual class structure. As a result, all of our shareholders will be put on the same footing, with voting power that is commensurate with each shareholders' respective economic ownership of the company. Specifically, CTE 's existing common shareholders will see their collective voting control of the company increase from 41.6 percent to 90.7%. Management also believes that the 9 percent premium is fair in view of the voting control of the company that is being surrendered as a result of the transaction. Existing holders of class B common stock will see their collective voting control of the company go from 58.4 percent to 9.3%. Further, the dilutive effect of this transaction on existing CTE common stockholders is nominal, less than 1%. Importantly, the deal eliminates the possibility that another investor could acquire voting control of CTE by purchasing the Level 3 class B share position, which presently represents just over 4 percent of the economic ownership of CTE, but over 29 percent of the voting power. Also by not pursuing a strategy to repurchase either the class B shares owned by Level 3 or all the class B shares outstanding, CTE conserves cash which may be used for M and A activities, dividends or future share repurchases. For a host of reasons we believe this transaction is good for CTE going forward. Details of the transaction are spelled out in proposal number three of our preliminary proxy statement which was filed with the SEC late yesterday. We look forward to investor support of this transaction. Now, at this time I'll turn the call over to Don Cawley for a brief review of our first quarter financial highlights and then later I'll update you on our guidance. Don?

     MR. DONALD P. CAWLEY: Thank you, Mike. As you know from our release we reported diluted earnings per share of $1.19 for the 2003 first quarter versus reported diluted earnings per share of 45 cents in the year ago quarter. Our first quarter 2003 reported results included one-time after tax gains of 13.2 million or 56 cents per share in connection with SFAS #143 Accounting for Asset Retirement Obligations. Also the 2002 first quarter included a one time after tax charge of $1.4 million or six cents per share in connection with the voluntary retirement program that we completed last year. Excluding the effect of these one time items, our recurring diluted earnings per share for the quarter was 63 cents per share which reflected 24% growth versus our reoccurring diluted EPS of 51 cents per share in the 2002 first quarter.

     Turning now to the highlights of our consolidated results. On a consolidated basis we now serve 468,585 access lines in our combined RLEC and RLEC edge-out operations. Over the past 12 months we added 19,737 access lines to our total base, a growth rate of 4%. Our 2003 first quarter consolidated revenues were 83.2 million, a growth rate of 6%. And our consolidated EBITDA was 43.3 million reflecting growth of 10 percent versus the year ago quarter. Our first quarter consolidated EBITDA margin expanded to a record level of 52.1%, a 190 basis point improvement versus last year's first quarter. Mike mentioned that we ended the first quarter with total debt of 149.1 million, reflecting a debt to EBITDA ratio of 0.9 times which compares to a debt to EBITDA ratio of 1.5 times at the end of 2002 first quarter. As for consolidated Capex we spent 7.4 million in the first quarter versus Capex of 9.6 million in the year ago quarter.

     Now let's take a look at the performance highlights of our two primary operations. First, let's look at Commonwealth Telephone Company or CT which continued its consistent solid performance in the quarter. CT ended the quarter with 338,003 access lines, a growth of 2 percent versus last year. CT’s growth in switched access lines was achieved through a combination of 5% growth in business lines and growth of residential additional lines. Our residential line penetration level as a percentage of households remained at 40%.

     Moving to revenue growth, CT's 2003 first quarter revenues grew 7 percent to $52.1 million versus revenues of $48.6 million in the 2002 first quarter. This solid revenue growth in the first quarter 2003 versus the 2002 first quarter was primarily driven by increased access minutes of use, favorable NECA average schedule rate changes that went into effect last July 1st, enhanced services revenue growth of 8% and CT's access line growth. CTE's first quarter EBITDA was $35 million versus $31.2 million in the 2002 first quarter, a growth rate of 12%. CT's first quarter EBITDA margin was 67%, a 300 basis point expansion above the EBITDA margin achieved in the year ago quarter. The strong margin performance was primarily driven by high margin access revenue growth in the quarter as well as continued focus on cost control. With regard to Capex, CT spent $3.2 million in the first quarter versus $5 million in the year ago quarter.

     Now let's move on to CTSI, our RLEC edge out operation. CTSI added 3,933 access lines in the quarter and en ded with 135,582 lines installed, a growth rate of three percent versus last year's first quarter. We ended the 2003 first quarter with 98 percent of our access lines on switch and 52 percent on net. CTSI’s revenues in the quarter were $21.5 million versus $20.9 million in the year ago quarter, a growth rate of 3%. CTSI’s modest 3 percent revenue growth relative to its 13% access line growth stems from several factors which we discussed last quarter and which negatively impacted the 2003 versus 2002 first quarter results. Specifically: the modification to our transport billings related to access trunking which we discussed during last year 's third quarter call; Continued implementation of the FCC mandated interstate access rate reduction including migration to the FCC ordered access rate across all carriers, as we had negotiated a higher transition rate with one carrier during 2002 that was slightly above the SEC mandated rate; and further implementation of the FCC order related to local reciprocal compensation including zero growth in the number of billable minutes above the three to one traffic exchange ratio.

     CTSI's first quarter EBITDA was $8.2 million versus $7.6 million in the 2002 first quarter, reflecting 7% growth. CTSI's 2003 first quarter EBITDA margin was 38%. Although we are not providing line item guidance this year pertaining to CTSI's EBITDA and the EBITDA margin you should be aware that the same front loading phenomenon related to billable compensation minutes above the three to one exchange ratio, which skewed CTSI’s quarterly margins last year, will have a similar front loading impact on CTSI’s EBITDA margins again in 2003. As for Capex, CTSI’s Capex was $3.1 million in the first quarter versus $4.1 million in the year ago quarter.

     Moving now to DSL. In 2003 first quarter CT E 's DSL product Jack Flash achieved installations of 833 net new subscribers. Jack Flash now has a total of 10,538 installed DSL subscribers. At this point I'll turn the call over to Mike to discuss 2003 guidance

     MICHAEL MAHONEY: Thanks, Don. Just a few words on this year's guidance. We summarized our 2003 revised guidance in a table in our earnings release this morning. Let me now take a moment to review our expectations.

     First of all our consolidated access line growth guidance remains unchanged. We continue to expect to achieve consolidated access line growth of between 3% and 4%. That range equates to an expectation of roughly 14,000 to 18,500 net new access lines in 2003. Because of our solid first quarter revenue gr owth, we are raising our full year 2003 consolidated revenue growth guidance to a range of between 5 and 6%. Correspondingly, we are raising our full year 2003 consolidated EBITDA guidance to a range of 168 million to 170 million. Our effective tax rate guidance for 2003 remains unchanged at approximately 40%. And as for EPS, I will provide you with our 2003 second quarter guidance range and our 2003 full year guidance range. For the second quarter, we expect diluted earnings per share to be in the range of 57 cents to 59 cents. On the strength of our first quarter, I am pleased to be in a position to raise our full year expected diluted earnings per share guidance to a range of $2.45 to $2.47. As for Capex, our guidance remains unchanged at a range of between $50 to $55 million for 2003 and includes the incremental Capex related to our extension into the Lehigh Valley.

     Lastly we continue to expect our 2003 year end total debt level to be in the range of $75 to $85 million as we continue to apply our cash flow to reducing our debt while we continue to evaluate our future use of cash in view of building shareholder value. This level implies a 2003 year end debt to EBITDA ratio of roughly 0.5 times.

     So to summarize let me say I'm pleased with the results that CTE achieved in the 2003 first quarter. We are off to a very good start for the year, and the fundamentals of our business remain on track. We are comfortable with the increased EPS guidance we have provided to you today. At this point I'll open the call to your questions. I would ask you to please provide your name and company affiliation at the outset. I would like to ask our conference moderator, Amy, to review the procedures. Amy?

     OPERATOR: Thank you, if you have a question at this time, please press the one key on your touchtone phone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Once again if you do have a question, please press the one key. Our first question comes from the line of Simon Flannery with Morgan Stanley. Please go ahead.

     MR. SIMON FLANNERY: Thanks a lot, good quarter. On the FCC 's new Uni-P rules, Mike, does that give you any thought about moving more on expansion given that you have got a longer sight line, if you like, on a UNi-P opportunity and you can go beyond perhaps the sort of immediately contiguous markets in just some of the bigger Pennsylvania markets? Is that entering your thought process? We've seen you consistently grow faster than the Bell companies even in the core RLEC business. What is the sustainable growth rate in core businesses over the next three to five years? Thanks.

     MICHAEL MAHONEY: Simon, let me answer the second question first. We, as you know, have only been providing starting the first year with guidance with respect to consolidated numbers and our guidance only goes out for 2003 and at this point we are not in a position to provide guidance on line growth beyond 2003, I mean other than to tell you we will continue to execute as we have been and hopefully continue to out perform the rest of the industry.

     With respect to your UNi-P question, I mean as you know, that UNi-P decision has the potential to have some dramatic impact on those CLEC providers that are non -facilities based in that it makes it a little more difficult for them to get access to elements of the RBOCs to provide competitive service. And that has been, as you know, a key driver to some of the CLECs that operate in more metropolitan areas. In our case you know, we have not used those forms of the UNi-P platform because we have been facilities based. But more importantly the success of our edge out operation is that we have targeted, you know, very focused expansion into markets that are contiguous to our RLEC so that we can capitalize on our name recognition and also capitalize on the proximity to our existing work force and capital deployment. And so I don't think using the UNi-P platform is going to change our focus to get us directed towards the larger metropolitan areas. I think we will continue to focus as we have been on very selected growth like our extension into the Lehigh Valley ANALYST: On the name recognition point does that mean you are looking in your M and A that you are looking for something that is fairly clos e to home or are you more open on that score?

     MICHAEL MAHONEY: In terms of M and A, as we have stated in the past, we are not strictly looking at M and A that would be of a CLEC in nature, we are looking at M and A really more of an RLEC in nature. As such, the proximity, although that 's a factor we would consider, the proximity is only one of many, including the density of lines as we have been saying in the past.

     ANALYST: Thank you.

     Sure.

     OPERATOR: Thank you, our next question comes from the line of Frank Louthan with Raymond James. Please go ahead.

     ANALYST: Good morning, Frank Louthan, Raymond James. On the up side there from some of NECA average scheduling in the MOU’s [phonetic], can you comment on the magnitude of how much that was up and what the trend has been and the staying power from the average scheduling will be? Can you comment on the CLEC side what percentage of your new installs are coming from existing customers? Thanks.

     MICHAEL MAHONEY: Frank, I'm going to take a stab at your question on the minutes of you use. While I'm doing that, Jim DePolo is going to get us an answer on where the new lines are coming from.

     With respect to minutes of use , I can tell you that our revenue increase at the phone company for the first quarter was about 80 percent driven by access, which is a combination of minutes of use and the NECA average schedule increases. The NECA average schedule increases went into effect July 1 of last year, and so for each of the last three quarters we have been seeing the impact of that. That is factored into that overall 80 percent of our revenue increase which is related to access. I'll also tell you that in the first quarter of the year, our minutes of use, although we don't disclose that information, our minutes of use in the RLEC were up and they were -- and that was primarily weather related. The weather, I don't have to remind anyone in the northeast, was particularly harsh; and therefore our minutes of use reflected that experience. In terms of our growth in customers, about 20 percent of our main access line growth at CTSI was from existing customers and the rest was new growth.

     ANALYST: Okay, great. Thanks.

     MICHAEL MAHONEY: Sure.

     OPERATOR: Thank you. Our next question comes from the line of Michael Balhoff with Legg Mason Fund. Please go ahead.

     ANALYST: Good morning. Good numbers. A couple of questions. The CLEC line acceleration, I don't believe you mentioned whether you got anything from the Lehigh Valley in the current quarter. Could you give us an idea of what kind of ramp up you would expect in the second quarter and the third quarter there in Lee High? I realize it's not going to be that meaningful for the year, but give us a sense of whether or not there was any contribution in the quarter. That's the first question.

     MICHAEL MAHONEY: Which I assume, Mike, means there's more to come. With respect to the lines additions in the first quarter at CTSI, there were none from the Lehigh Valley. We are, as I indicated on the call just now, completing the training of our sales force and letting them loose in the Lehigh Valley now that we have some co-locations done and are working on transports, you can expect to see an impact in access line growth that CTSI will experience as a result of Lehigh Valley expansion in the third and fourth quarters of the year.

     ANALYST: Okay, thank you. A couple of other questions on the revenue line. Revenue lines at the CLEC, obviously margins were very good in that case. But the revenue per line was actually a little bit lower than I might have expected. Overall revenues were clearly up because you beat me on the number of lines that you added so I would like to comment on that. And then a second one on revenues is related to your Other line. You have been having some contraction sequentially and some of that is related obviously to long distance. I assume that the long distance erosion has slowed and DSL is beginning to pick up the slack. Am I right about that?

     MICHAEL MAHONEY: Well let me take them one at a time. With respect to the CLEC and your comment on the revenue per line, as Don mentioned during his comments on the call, the phenomena that we are seeing at CTSI is that we have reductions in access billing and reciprocal comp and some of the transport billings which occurred during the quarter. I mean, our revenues for the reduction of those items, the impact of the reduction of those items on our CTSI revenues in the quarter was about a million dollars versus the prior year. Now, revenues, of course, correspondingly increased because of additional lines, additional long distance and so forth. But the overall impact of that is what is affecting our revenue per line as we've indicated that we expected it would on the last several calls.

     The Other category actually, Mike, what is happening in the other category is that the biggest contributor to the reduction in revenue in that category, there's actually our epix division where we are continuing to lose dial up customers, which are converting, a lot of them are converting to DSL. But we are losing dial up customers and also our engineering business has been fluctuating. Spending has been down, you know, significantly in the premise distribution business and so that business fluctuates from time to time. DSL has been picking up some of the slack, and in the most recent quarter, actually, our long distance revenue is coming back a bit because of promotions we're doing.

     ANALYST: Two more brief questions. One of them is related to the dividend question, which comes up every time. Obviously you are generating cash even faster than you expected. You have indicated you are going to make this determination within the next year or so. Does the fact that you are generating more cash put more pressure on you to make that decision somewh at sooner? The other question relates to the conversion of the B shares obviously Gabelli has made some comments. Do you think additional concessions are necessary to Mr. Gabelli or the fact that he has minority position in the B shares therefore does it simply not matter? That's it. Thank you.

     MICHAEL MAHONEY: Thank you. Mike, I don't think it's appropriate for me to debate for that matter or to speculate about any interactions between the company and Mario Gabelli. What I will tell you is that I can't expand much on the comments I made on the call about our . . . [use of cash] we are clearly aware of the situation we find ourselves in with respect to our debt and with respect to our cash balance. And we clearly have identified for some time the options with respect to that cash whether they be M and A activities, dividends or share repurchases. We will continue to look at them keeping in mind enhancing shareholder value which has been and will always be our primary objective. We, meaning the company and the board, will make the decisions when they deem it to be appropriate and in the mix that they deem to make the most sense. I mean obviously factors like taxability of dividends, our capital structure, the price of our stock, expectations of M and A activities, all will play a factor in that as well as would be the decision of whether or not a combination of those events may make sense. But other than that I really can't add anything more to that.

     ANALYST: Thank you. And a great quarter again.

     MICHAEL MAHONEY: Thank you.

     OPERATOR: Thank you. Our next question comes from the line of Cannon Carr with CIBC World Markets.

    ANALYST: Hey, guys, great quarter. I may have missed this on the access use question. I'm wondering, is it fair to assume that is about 60 percent of revenues now? Can you make any comment on the rough size of that? Maybe what the access minutes of use growth rates are?

    MICHAEL MAHONEY: Cannon, we don't provide growth rates on access minutes of use, let me just tell you that. We never made that. Your comment about 60%, access at the RLEC, at Commonwealth Telephone access revenues in total -- intrastate, interstate -- they represent 60 percent of the total revenue at the RLEC which, by the way, has been consistent as long as I have been here and it is actually quite representative of the RLECs space in general.

     ANALYST: Right, okay secondly just on the CLEC side, Verizon had long distance in Pennsylvania for a long time and doing more bundling . Are you seeing any impact on that or an ything interesting in the CLEC markets?

     MICHAEL MAHONEY: No, as we stated in the last several calls, Verizon has been approved for provision of long distance in Pennsylvania for I think a year now or better. And in that entire time frame including the last quarter we have seen appreciable marketing effort on their part that hasn’t had any additional impact on us in the market.

     ANALYST: Okay, great. Maybe just one other question too on the business line side.

Are you seeing any demand for high capacity circuits at all at this point? Is there still, you know, just basic access lines and any interest in the ATM side of things?

     MICHAEL MAHONEY: Well, not really in any additional demand in the ATM side. Our product mix sales are relatively the same as they have been for the last several quarters.

     ANALYST: Okay, great thanks.

     MICHAEL MAHONEY: Uh -huh.

     OPERATOR: Thank you. Our next question comes from the line of Richard Klugman with Jeffries.

    ANALYST: All right, thanks a lot. Most of my questions have been answered. I wanted to understand a little bit more on the CLEC revenue, kind of following up on what Mike Balhoff was getting at. The revenue growth year over year slowed down er, er, substantially and I know you’ve got the puts and takes on reduction in access rates, reciprocal comp, transport billing. But considering those issues have been there the last two quarters, I'm still not sure I understand what the incremental driver is of the lower revenue growth rate this quarter. If there’s any color you can provide on that, that would be great MICHAEL MAHONEY: Rick, I'm not sure, honestly, I follow your question. Because the, you know, the incremental revenue growth is between the first quarter of this year and the first quarter of last year, and a number of those items, um, that are impacting our revenue - for example, the transport trunking item was not - that didn't, we didn't experience that adjustment until the third quarter of last year. So that 's not impacted at all. And with respect to access reg rates and reciprocal comp rates, there was a further reduction of those rates that went into effect, er, I believe the first of this year, or perhaps the middle of last year, which again were not reflected in the first quarter '02 numbers. That's why you are seeing that impact

     ANALYST: Okay . So, there were access rate reductions that went into effect the beginning of 2003?

     MICHAEL MAHONEY: Yes.

     ANALYST: Okay. That would -

     MICHAEL MAHONEY: Actually, Rick, to be clear, I think they went into effect in July of 2002.

    ANALYST: Okay. And that was kind of what I was getting at. If these were issues that were already kind of baked into the year-over-year growth rates last quarter when the CLEC was growing 9%, erm, I'm not sure why it's only growing 3.3 percent now. I understand why it would be slower than it was a year ago when these were an issue, but I'm not sure why 1Q '03 over 1Q '02 should be significantly slower than 4Q '02 over 4Q '01, if that makes sense.

    MICHAEL MAHONEY: Well, you know I guess, the easiest way for me to answer that, without having a lot of worksheets in front of me it's difficult for me to predict exactly or point exactly why it went to 3%. I'm sure that if you follow up with David, he can give you the details on that .

    ANALYST: Okay, great, thanks. I'm sorry also to take you over your half hour mark, but I think that 's partially because of credit to David and your general counsel for providing what I believe is the longest disclaimer at the beginning of a conference call I ever heard.

     MICHAEL MAHONEY: Thank you very much.

     ANALYST: Great quarter, thanks.

     MICHAEL MAHONEY: Thanks.

     OPERATOR: Thank you. Our next question comes from the line of Grace Lee with Bear Stearns. Go ahead.

    GRACE LEE: Good morning, thanks a lot for taking the call. And, um. I guess, most of my questions have been answered. It's just on the CT margins at 67%, should we pretty much expect that going forward? I thought 65 was kind of at the high end, but it seems like with access revenue continuing, what should we look for there?

    MICHAEL MAHONEY: Grace, I'm actually glad you brought that up. The short answer, and I'll give you some details on it, is you should not expect that 67% margin to continue. You know, the first quarter of the year was significantly impacted by the access revenue increases which were related in large part to the minutes of use and the weather that we experienced. So I don't expect us to continue to have those kinds of margins throughout the rest of the year. I continue to think of a normalized business - EBITDA margin in that 65% range - is what you should expect. Because remember, all of that access revenue, it almost all drops right to the EBITDA line.

    GRACE LEE: Right. Okay. Okay. And then just another thing. Your management fees, this might be something I missed beforehand, but management fees are no longer in the picture? Is that right?

    MICHAEL MAHONEY: That's right . The only management fees we had, we were paying a little over a million dollars to RCN and that, we stopped paying that at the end of the year.

     GRACE LEE: Okay, great.

     MICHAEL MAHONEY: Thanks.

     OPERATOR: Thank you or next question comes from the line of Roger Sachs, with Cahill Financial.

    ROGER SACHS: That’s Roger Sachs, Cathay Financial. Just a quick question on CT with the access line growth. Obviously, it was, you know, superior to the RBOCs, and in line with what previous guidance had been. My question is, going forward assuming we have an economic recovery in the back end of '03 or into 04, would there be a lag in when you would see possibly further access line growth or would access line growth precede an economic recovery? Or, would it just basically stay, you know, pretty much where it is, being your area is not as sensitive to, er, you know, economic climates? Thanks.

    MICHAEL MAHONEY: Um, well, in terms of economic recovery, um, as you pointed out, we don't – and as I’ve said many times in the past, this business doesn't, or our service territory doesn't necessarily benefit greatly on economic recovery starts or, or suffers greatly when economic contraction is in place. Over the longer term, though to your point, one of the things that has been happening in our business for several years is that our primary residential line growth has been anemic for several years. And so, you know, over time if the economy improves, then hopefully, and we are not making any prediction here, but if the economy gets more stable and more sustained growth, we would hope that there would be some primary line gr owth at some point in the future. That would be the biggest impact ANALYST: Terrific. I assume you would post some recovery, sort of a lagging effect-MICHAEL MAHONEY: Exactly, because you know, primary's growth relates to housing starts and so forth. You're right.

     ANALYST: Okay, super. Thanks so much, guys. Great quarter.

     OPERATOR: Thank you. Our next question comes from the line of Mario Gabelli with Gabelli Asset Management. Please, go ahead.

    MARIO GABELLI: Hi, Mike, terrific numbers, and I have to echo the comments. However, on these conference calls, when you have things like this, I’m probably going to ask if anyone is representing an investment bank or working for the company. I guess we have to keep Spitzer in the loop. On corporate governance, unfortunately I didn't get to read your proxy. Is David McCourt going to be representing the board on a going forward basis? Is he listed as a director?

     MICHAEL MAHONEY: Yes. If you look in the proxy, you’ll see...

     MARIO GABELLI: I didn't get it. I'll try and find it. How about the Level 3 guys?

Are they going to be gone?

     MICHAEL MAHONEY: The board went from 12 members to 10 members. Two of our board members resigned last week just prior to the announcement of the recapitalization agreement. Those two directors were Level 3 related directors, they happened to be RCN employees, Mike Adams and Tim Stoklosa. That left us with ten directors, of which David McCourt as you have mentioned, as well as Walter Scott and Jim Crow, who were all either on the Level 3 board or Level 3 employees, continue to be on our board. We made a determination, we the company has been reviewing, our board composition for some time . We are taking into account recent changes in corporate governance, Sarbanes-Oxley and weighing all the factors related to, to the… MARIO GABELLI: When you do that, remember that David McCourt is also the guy I had to sue for screwing the shareholders on Mercom. Notwithstanding that, I don't want to make an editorial out of this. I think the recap is terrific, going from an AB stock to an A stock is terrific. My only concern obviously deals with the mechanics of the process. And also, you know, you have a history of coming, well before you came there, of interesting operations and growing value. But your stock is six times. Why would you go out and pay eight or nine multiple of EBITDA for someone else's business when you can have a low risk operation yourself and buy back the stock and get rid of all the B stock? It makes absolutely no sense, David, and until I get an answer for that, my clients, who have the largest economic interest in this company, just can’t support you. You know. It’s not a good deal. I don't care whether Goldman Sachs – I don’t know how much they got paid to give this advice, or how much Morgan Stanley got paid to give this advice. It just makes no sense. We have to vote against it. And I appreciate your taking this call. Any event, that’s my point of view. Terrific numbers. My clients are getting happier under your aegis. We just have to get rid of the old baggage. Look, I like Scott. I just think, when they have no skin in the game they should get out. And McCourt getting paid a million dollars a year for all of the bad advice he has given you over the years – that’s an embarrassment in today’s world. He should resign. And David is listening to this. He knows he should resign. And you know he should resign. And every shareholder in this, in this company wants him out.

     MICHAEL MAHONEY: Mario.

     MARIO GABELLI: In any event, we’ll see you at the annual meeting.

     MICHAEL MAHONEY: You keep saying David, Mario.

     MARIO GABELLI: Mike, I mean. I almost got the two of you interchanged. That's how bad it is.

     MICHAEL MAHONEY: We are quite different and you know, your issues with David McCourt are not related to CTE. And, with respect to –

    MARIO GABELLI: They are related in the sense that he represents the shareholders of this company. And he has done a job that, just look at the do-. I like David as a person. He's great guy. But he shouldn't be a director of a company after all the mistakes he’s made in this world. Thanks. We'll see you on, er, we'll vote our heart, our soul and our conviction.

     MICHAEL MAHONEY: Appreciate your comments.

     MARIO GABELLI: Thank you for taking the call.

     DAVID WESELCOUCH: Amy? Amy, are you there? OPERATOR: Yes, I am.

     DAVID WESELCOUCH: It’s David. We have time for one more question.

     OPERATOR: Thank you, our last question comes from the line of Rick Franklin with Banc of America. Please go ahead.

    RICK FRANKLIN: Er, thanks for taking the call, guys. Let me just echo the, everyone's comments, what a great quarter. Um. Can we talk about capital spending? Um. I've got you guys, it looks like – now I've lost it in the model. You're spending about, um, $115 per line this year. You did about the same last year. That’s a lot lower than what I see in Century Tel and what we historically see in RBOCs, all of which are more urban than you. Can you help me understand why you are so capital efficient?

    MICHAEL MAHONEY: Actually, um, I have never, I haven't looked at this number on a per line basis, but as a percent of revenue, our capex actually for the most recent trend last year, has been slightly higher than the RBOCs. And driven primarily by the fact that we continue to have line growth, which is what the bulk of our cap ex is related to.

     RICK FRANKLIN: Uh -huh.

    MICHAEL MAHONEY: The nature of our plant, the basic platform of our plant is in pretty good shape. The CTSI network is almost all brand new and The Commonwealth telephone network has been maintained. It's all digital platform. It's very fiber -rich. So you know, I actually think our capital expenditures are at a sustainable level to us. And I am pleased to think that it's below the level on a per line basis of the RBOCs. I thought we were actually fairly comparable RICK FRANKLIN: I think the RBOCs probably come down to something close to this, which is anybody's guess if that's sustainable. But Century Tel, which is probably the best comp is spend spending about 60. I get you at 116 this year. That's the thing that confused me. You have got the CLEC in there, too, instead of, you know, just an ILEC. There should be a lot of growth capital here that -- anyway.

     MICHAEL MAHONEY: I can't comment on the comparisons .

     RICK FRANKLIN: Okay . Then it might have been asked earlier reciprocal comp, what was that? What’s that?

     DAVID WESELCOUCH: Pardon me? Can you restate the question, Rick?

     RICK FRANKLIN: On reciprocal comp, how many, how much revenues was from that this quarter?

    MICHAEL MAHONEY: Well, reciprocal comp as a percent of the, of the, CTSI revenues is around the same level it has been the last several quarters, which is around 15%. It actually was slightly higher than that this quarter because of the front-end loading of the cap I talked about. But it's roughly about the same. Of CTSI's revenues.

    RICK FRANKLIN: Okay . And -- okay . Yeah, that will do it for me. Thanks a lot.

     MICHAEL MAHONEY: Thanks very much. Thanks everybody for participating on the call and for your interest in the company. I look forward to reporting on our progress throughout the year. I thank you for your participation this morning. Have a good day.

     [END]

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     The Current Report on Form 8-K, filed with the Commission by Commonwealth Telephone Enterprises, Inc. on May 1, 2003 is hereby incorporated by reference into this filing.